Exhibit 4.1

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Amended and Restated Senior Secured Redeemable Debenture

Original Issue Date effective as of: February 28, 2013

Maturity Date: February 28, 2014

Amount: $1,120,833.33

This Amended and Restated Senior Secured Redeemable Debenture (the "**Debenture**") is issued effective as of February 28, 2013 (the "**Closing Date**") by Dynamics Ventures Corp., a Delaware corporation (the "**Company**"), to TCA Global Credit Master Fund LP, a Cayman Islands limited partnership (together with its permitted successors and assigns, the "**Holder**") pursuant to exemptions from registration under the Securities Act of 1933, as amended.

ARTICLE I.

Section 1.01 **Principal and Interest**. For value received, the Company hereby promises to pay to the order of the Holder, by no later than February 28, 2014 (the "**Maturity Date**"), in immediately available and lawful money of the United States of America, One Million One Hundred Twenty Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($1,120,833.33), together with interest on the outstanding principal amount under this Debenture, at the rate of twelve percent (12%) per annum simple interest (the "**Interest Rate**") from the date of the original issue of this Debenture, until paid, as more specifically provided below.

Section 1.02 **Optional Redemption in Full**. The Company, at its option, shall have the right to redeem this Debenture in full and for cash, at any time prior to the Maturity Date, with three (3) business days advance written notice (the "**Redemption Notice**") to the Holder. The amount required to redeem this Debenture in full pursuant to this Section 1.02 shall be equal to: (i) the aggregate principal amount then outstanding under this Debenture; plus (ii) all accrued and unpaid interest due under this Debenture as of the redemption date; plus (iii) all other costs, fees and charges due and payable hereunder or under any other "Transaction Documents" (as hereinafter defined); plus (iv) a redemption premium equal to the then outstanding principal amount due under this Debenture multiplied by eight percent (8%) (collectively, the "**Redemption Amount**"). The Company shall deliver the Redemption Amount to the Holder on the third (3rd) business day after the date of the Redemption Notice.

Section 1.03 **Mandatory Redemption at Maturity**. On the Maturity Date, the Company shall redeem this Debenture for the Redemption Amount, which Redemption Amount shall be due and payable to the Holder by no later than 2:00 P.M., EST, on the Maturity Date.

Section 1.04 **Payments**.

(1) Payments. All payments due hereunder shall be paid to Holder as set forth in that certain Fourth Amendment to Securities Purchase Agreement dated as of February 28, 2013, between the Company and the Holder (the "**4th Amendment**").

(2) Interest Calculations; Payment Application. Interest shall be calculated on the basis of a 360-day year, and shall accrue daily on the outstanding principal amount outstanding

from time to time for the actual number of days elapsed, commencing on the Closing Date until payment in full of the outstanding principal, together with all accrued and unpaid interest and other amounts which may become due hereunder or under any Transaction Documents, has been made. Unless otherwise expressly provided elsewhere in this Debenture, all payments made under this Debenture shall include a redemption premium equal to eight percent (8%) of the amount of principal paid with such payment. All payments received and actually collected by Holder hereunder shall be applied first to any costs and expenses due or incurred hereunder or under any other Transaction Documents, second to the redemption premium due on such payment in accordance with this Debenture, third to accrued and unpaid interest hereunder, and last to reduce the outstanding principal balance of this Debenture.

(3) Late Fee. If all or any portion of the payments of principal, interest or other charges due hereunder are not received by the Holder within five (5) days of the date such payment is due, then the Company shall pay to the Holder a late charge (in addition to any other remedies that Holder may have) equal to five percent (5%) of each such unpaid payment or sum. Any payments returned to Holder for any reason must be covered by wire transfer of immediately available funds to an account designated by Holder, plus a $100.00 administrative fee charge. Holder shall have no responsibility or liability for payments purportedly made hereunder but not actually received by Holder; and the Company shall not be discharged from the obligation to make such payments due to loss of same in the mails or due to any other excuse or justification ultimately involving facts where such payments were not actually received by Holder.

Section 1.05 **Manner of Payments**. All sums payable to the order of Holder hereunder shall be paid through the "Restricted Account" (as such term is defined in the 4th Amendment), and as otherwise set forth in the 4th Amendment, in lawful dollars of the United States of America.

ARTICLE II.

Section 2.01 **Amended and Restated Debenture**. This Debenture amends, restates, replaces and supersedes, in its entirety, that certain Combined, Amended and Restated Senior Secured Redeemable Debenture issued as of June 1, 2012 from the Company to Holder, in the original principal amount of $770,833.33 (the "**Original Debenture**"). It is the intention of the Company and Holder that while this Debenture amends, restates, replaces and supersedes the Original Debenture, in its entirety, it is not in payment or satisfaction of the Original Debenture, but rather is the substitute of one evidence of debt for another without any intent to extinguish the old. This Debenture is not a novation.

Section 2.02 **Secured Nature of Debenture**. This Debenture is being issued in connection with a Securities Purchase Agreement dated as of July 31, 2011, as amended by First Amendment to Securities Purchase Agreement dated as of April 30, 2012, as further amended by Second Amendment to Securities Purchase Agreement dated effective as of June 1, 2012, as further amended by Third Amendment to Securities Purchase Agreement dated effective as of September 18, 2012, as further amended by Fourth Amendment to Securities Purchase Agreement dated effective as of February 28, 2013, by and between the Company and the Holder (collectively, the "**SPA**"). The indebtedness evidenced by this Debenture is also secured by all

of the assets and property of the Company pursuant to that certain Security Agreement by and between the Company and Holder made as of July 31, 2011 (the "**Security Agreement**"), by a guaranty executed by Bundled Builder Solutions, Inc. ("**BBSI**"), a wholly-owned subsidiary of the Company (the "**Guaranty**"), by all of the assets and property of BBSI pursuant to that certain Security Agreement by and between BBSI and Holder made as of July 31, 2011 (the "**BBSI Security Agreement**"), and UCC financing statements filed against the Company and BBSI in the State of Delaware (the "**UCC's**"). The SPA, as amended, this Debenture, the Security Agreement, the Guaranty, the BBSI Security Agreement, the UCC's, and all other documents and instruments heretofore or hereafter executed or filed in connection with the SPA or the indebtedness evidenced by this Debenture, and all modifications, extensions, future advances, and renewals thereof, and any substitutions therefor, being herein collectively referred as the "**Transaction Documents**." All of the agreements, conditions, covenants, provisions, representations, warranties and stipulations contained in any of the Transaction Documents which are to be kept and performed by the Company are hereby made a part of this Debenture to the same extent and with the same force and effect as if they were fully set forth herein, and the Company covenants and agrees to keep and perform them, or cause them to be kept or performed, strictly in accordance with their terms.

ARTICLE III.

Section 3.01 **Events of Default**. The occurrence of any of the following events shall constitute an "**Event of Default**" hereunder: (i) the Company shall fail to pay any installment of interest, principal or other charges due under this Debenture when any such payment shall be due and payable; (ii) the Company makes an assignment for the benefit of creditors; (iii) any order or decree is rendered by a court which appoints or requires the appointment of a receiver, liquidator or trustee for the Company, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (iv) any order or decree is rendered by a court adjudicating the Company insolvent, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (v) the Company files a petition in bankruptcy under the provisions of any bankruptcy law or any insolvency act; (vi) the Company admits, in writing, its inability to pay its debts as they become due; (vii) a proceeding or petition in bankruptcy is filed against the Company and such proceeding or petition is not dismissed within thirty (30) days from the date it is filed; (viii) the Company files a petition or answer seeking reorganization or arrangement under the bankruptcy laws or any law or statute of the United States or any other foreign country or state; or (ix) the Company shall fail to perform, comply with or abide by any of the material stipulations, agreements, conditions and/or covenants contained in this Debenture or any of the other Transaction Documents on the part of the Company to be performed complied with or abided by.

Section 3.02 **Remedies**. Upon the occurrence of an Event of Default, the interest on this Debenture shall immediately accrue at an Interest Rate equal to the maximum rate permitted by applicable law, and, in addition to all other rights or remedies the Holder may have, at law or in equity, the Holder may, in its sole discretion, accelerate full repayment of all principal amounts outstanding hereunder, together with accrued interest thereon, together with all attorneys' fees, paralegals' fees and costs and expenses incurred by the Holder in collecting or enforcing payment hereof (whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and

together with all other sums due by the Company hereunder and under the Transaction Documents, all without any relief whatsoever from any valuation or appraisement laws, and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder at law, in equity, or under this Debenture or any of the other Transaction Documents. In connection with the Holder's rights hereunder upon an Event of Default, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it in equity or under applicable law.

ARTICLE IV.

Section 4.01 **Ususry Savings Clause**. Notwithstanding any provision in this Debenture or the other Transaction Documents, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Debenture or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Debenture, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance due hereunder immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of the principal balance then outstanding, and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest, rather than accept such sums as a prepayment of the principal balance then outstanding. It is the intention of the parties that the Company does not intend or expect to pay, nor does the Holder intend or expect to charge or collect any interest under this Debenture greater than the highest non-usurious rate of interest which may be charged under applicable law.

ARTICLE V.

Section 5.01 **No Exemption**. The Company hereby waives and releases all benefit that might accrue to the Company by virtue of any present or future laws exempting any property that may serve as security for this Debenture, or any other property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy, or sale under execution, exemption from civil process, or extension of time for payment; and the Company agrees that any property that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order or manner desired by Holder.

Section 5.02 **Exercise of Remedies**. The remedies of the Holder as provided herein and in any of the other Transaction Documents shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

Section 5.03 **Waivers**. The Company and all others who are, or may become liable for the payment hereof: (i) severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest of this Debenture or any other Transaction Documents, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Debenture and the other Transaction Documents; (ii) expressly consent to all extensions of time, renewals or postponements of time of payment of this Debenture and any other Transaction Documents from time to time prior to or after the maturity of this Debenture without notice, consent or further consideration to any of the foregoing; (iii) expressly agree that the Holder shall not be required first to institute any suit, or to exhaust its remedies against the Company or any other person or party to become liable hereunder or against any collateral that may secure this Debenture in order to enforce the payment of this Debenture; and (iv) expressly agree that, notwithstanding the occurrence of any of the foregoing (except the express written release by the Holder of any such person), the undersigned shall be and remain, directly and primarily liable for all sums due under this Debenture.

Section 5.04 **No Waiver**. Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

ARTICLE VI.

Section 6.01 **Notice.** Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Debenture must be in writing and in each case properly addressed to the party to receive the same in accordance with the information below, and will be deemed to have been delivered: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address below, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; or (ii) if mailed by Federal Express, UPS or other nationally recognized overnight courier service, next business morning delivery, then one (1) business day after deposit of same in a regularly maintained receptacle of such overnight courier; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., EST, on a business day. Any notice hand delivered after 5:00 p.m., EST, shall be deemed delivered on the following business day. Notwithstanding the foregoing, notice, consents, waivers or other communications referred to in this Debenture may be sent by facsimile, e-mail, or other method of delivery, but shall be deemed to have been delivered only when the sending party has confirmed (by reply e-mail or some other form of written confirmation) that the notice has been received by the other party. The addresses and facsimile numbers for such communications shall be as set forth below, unless such address or information is changed by a notice conforming to the requirements hereof.

If to the Company:	Dynamic Ventures Corp. 8776 E. Shea Blvd., Suite B3A-615 Scottsdale, AZ 85260 Attn: Mr. Paul Kalkbrenner, CEO E-Mail: paul@bbsiaz.com
If to the Holder:	TCA Global Credit Master Fund, LP 1404 Rodman Street Hollywood, FL 33020 Attn: Mr. Robert Press Telephone: (786) 323-1650 Facsimile: (786) 323-1651 E-Mail: bpress@trafcap.com
With a copy to:	David Kahan, P.A. 6420 Congress Ave., Suite 1800 Boca Raton, FL 33487 Attn: David Kahan, Esq. Telephone: (561) 672-8330 Facsimile: (561) 672-8301 E-Mail: david@dkpalaw.com

Section 6.02 **Governing Law.** This Debenture shall be deemed to be made under and shall be construed in accordance with the laws of the State of Florida without giving effect to the principals of conflict of laws thereof. Each of the parties consents to the jurisdiction of the U.S. District Court sitting in the Southern District of the State of Florida or the state courts of the State of Florida sitting in Broward County, Florida in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions, provided, however, nothing contained herein shall limit the Holder's ability to bring suit or enforce this Debenture or any other Transaction Documents in any other jurisdiction.

Section 6.03 **Severability.** In the event any one or more of the provisions of this Debenture shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Debenture operates or would prospectively operate to invalidate this Debenture, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Debenture. The remaining provisions of this Debenture shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

Section 6.04 **Entire Agreement and Amendments.** This Debenture, together with the other Transaction Documents, represents the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and there are no representations, warranties or commitments, except as set forth herein and therein. This Debenture may be amended only by an instrument in writing executed by the parties hereto.

Section 6.05 **Binding Effect**. This Debenture shall be binding upon the Company and the successors and assigns of the Company and shall inure to the benefit of the Holder and the successors and assigns of the Holder.

Section 6.06 **Assignment**. The Holder may from time to time sell or assign, in whole or in part, or grant participations in, this Debenture and/or the obligations evidenced hereby without the consent of the Company. The holder of any such sale, assignment or participation, if the applicable agreement between Holder and such holder so provides, shall be: (i) entitled to all of the rights, obligations and benefits of Holder (to the extent of such holder's interest or participation); and (ii) deemed to hold and may exercise the rights of setoff or banker's lien with respect to any and all obligations of such holder to the Company (to the extent of such holder's interest or participation), in each case as fully as though the Company was directly indebted to such holder. Holder may in its discretion give notice to the Company of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Holder's or such holder's rights hereunder.

Section 6.07 **Lost or Mutilated Debenture**. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

Section 6.08 Waiver of Jury Trail. THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS DEBENTURE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS DEBENTURE OR ANY OTHER TRANSACTION DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF OR BETWEEN ANY PARTY HERETO, AND THE COMPANY AGREES AND CONSENTS TO THE GRANTING TO HOLDER OF RELIEF FROM ANY STAY ORDER WHICH MIGHT BE ENTERED BY ANY COURT AGAINST HOLDER AND TO ASSIST HOLDER IN OBTAINING SUCH RELIEF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER ACCEPTING THIS DEBENTURE FROM THE COMPANY. THE COMPANY'S REASONABLE RELIANCE UPON SUCH INDUCEMENT IS HEREBY ACKNOWLEDGED.

Section 6.09 Non-U.S. Status. THE HOLDER IS A NON-U.S. PERSON AS THAT TERM IS DEFINED IN THE UNITED STATES INTERNAL REVENUE CODE. IT IS HEREBY AGREED AND UNDERSTOOD THAT THE OBLIGATIONS HEREUNDER MAY BE SOLD OR RESOLD ONLY TO NON-U.S. PERSONS. THE INTEREST PAYABLE HEREUNDER IS PAYABLE ONLY OUTSIDE THE UNITED STATES. ANY U.S. PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAW. BY ACCEPTING THIS OBLIGATION, THE HOLDER REPRESENTS AND WARRANTS THAT IT IS NOT A UNITED STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SEC 6049(B)(4) OF THE INTERNAL REVENUE CODE AND REGULATIONS THEREUNDER) AND THAT IT

IS NOT ACTING FOR OR ON BEHALF OF A UNITES STATES PERSON (OTHER THAN AN EXEMPT RECIPIENT DESCRIBED IN SEC. 6049(B)(4) OF THE INTERNAL REVENUE CODE AND THE REGULATIONS THEREUNDER).

[Signatures on the following page]

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Debenture as of the date first written above.

DYNAMIC VENTURES CORP.

By: [signature]
Name: PAUL KALKBRENNER
Title: CEO

Signature page – Debenture